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                                                                    EXHIBIT 10.3

                                                                    CONFIDENTIAL

                          HARDPATCH TRANSIT AGREEMENT
             BETWEEN TELEGLOBE AND PRIMUS TELECOMMUNICATIONS, INC.
                             FOR SERVICES TO IRAN

Description of Service:
----------------------

     Teleglobe will arrange to provide Primus, at its designated and agreed upon operating center, and Primus will use and pay for a 512 KB circuit (eight clear 64 KB contiguous channel voice half-circuits) to Iran. The provision of this facility is in cooperation with T.C.I. (Iran) via INTELSAT 359E satellite facilities now, or in the future, in operation, or other satellite facilities as may be required and mutually agreed to by Teleglobe, T.C.I. and Primus.

     These facilities will be subject to concurrence and matching order by T.C.I.

Term:
----

     The term for this service will be six months, commencing upon the "in service" date of the international facilities. This service will be renewable in calendar month increments.

Pricing:
-------

     The monthly charge for the eight clear channel international voice half-circuit service is US$11,908. FOB 60 Hudson, Room 1107, New York, New York 10013.

Invoicing:
---------

     Teleglobe will invoice Primus monthly for the service. All invoice amounts are due 30 days from invoice date. The service commencement date will be the "in service" date of the international facilities.

     Teleglobe reserves the right to terminate service with thirty (30) days written notice for accounts with past due balances.

Operational:
-----------

     The service activation for the eight clear channel international voice half-circuits would be within 60 days of the execution of the Agreement. Teleglobe will request space segment match from T.C.I. and initiate procurement of space segment within seven days of the execution of this agreement.

     The service performance will be commensurate with Teleglobe's backbone network, which meets and exceeds the standards of the industry.

     Any required echo cancellation and/or signaling will be the responsibility of GTI.

     The restoration of these station-kept, non-preemptible satellite facilities, in the event of an outage or failure, would be in accordance with the standard INTELSAT policy under Article III of the INTELSAT Agreement.
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                                                                    CONFIDENTIAL

Termination:
-----------

     If, before the expiration of the contracted terms, the service is canceled by the customer for any reason, the customer shall pay a termination charge of one hundred percent (100%) of the total monthly charges for the unexpired portion of the contracted term, unless the customer signs a new, mutually agreeable commitment that would provide Teleglobe with revenues that would be equal to or exceeding those of the original requirements remaining dollar commitment over an equivalent period.

Force Majeure:
-------------

     No failure or omission by either party to carry out or observe any of the terms and conditions of this Agreement shall give rise to any claim against the party in question or be deemed a breach of this Agreement if such failure or omission arises from a cause of force majeure, an act of Government or any other cause beyond the reasonable control of that party.

Liability:
---------

     TELEGLOBE shall not be liable for any loss or damage sustained by Primus, its interconnecting carriers or its end users, by reason of any failure in or breakdown of the communication facilities associated with the circuits under this Agreement or for any interruption or degradation of service whatsoever shall be the cause of such failure, breakdown, interruption or degradation and however long it shall last.

     TELEGLOBE will not be responsible for any direct, indirect, consequential, or any other damages resulting from any action that might be taken by T.C.I. which would result in the cancellation of service or cause a disruption of service.

Confidentiality:
---------------

     Primus will treat this agreement, all product information, descriptions and prices, methods of operation and their terms and conditions as strictly confidential. Primus will not disclose any of this information or any of these materials to any person who is not a party to this agreement. Notwithstanding the foregoing, Primus may disclose, on a limited basis, agreement terms as necessary or required by regulatory authorities, auditors, attorneys or government agents.

Approval:
--------

     The parties have executed this Agreement through their duly authorized representatives.

TELEGLOBE                          PRIMUS TELECOMMUNICATIONS, INC.

/s/ Paulo Guidi                    /s/ K. Paul Singh
_________________________          __________________________
Name                               Name

V.P./GM                            CEO and President
_________________________          __________________________
Title                              Title

2/29/96                            1/21/96
_________________________          __________________________
Date                               Date

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